Exhibit 99.1

The Timken Company

Media Contact: Lorrie Paul Crum
Manager – Global Media and Strategic Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Mobile: (330) 224-5021
lorrie.crum@timken.com

Investor Contact: Steve Tschiegg
Director – Capital Markets and Investor
Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
steve.tschiegg@timken.com

For Additional Information:
www.timken.com/media www.timken.com/investors
NEWS RELEASE
The Timken Company Board Elects
John Ballbach as Director
          CANTON, Ohio – November 10, 2009 – The Timken Company’s (NYSE: TKR) board of directors has elected John M. Ballbach, age 49, as a director of the company, for a term that expires at the company’s annual meeting in 2011. The election restores Timken’s board to 12 members.
          Ballbach is chairman, president and chief executive officer of VWR International LLC, where he has served since 2005 as president and CEO and since 2007 as chairman. VWR is a global laboratory supply and distribution company that serves pharmaceutical, biotech, industrial, educational and government organizations.
          “John’s expertise in supply chain management and distinctive industrial knowledge make him the perfect addition to Timken’s board as we continue to sharpen our focus on growth opportunities in diverse markets with strong aftermarket potential,” said Chairman of the Board Ward J. Timken, Jr.
          Prior to joining VWR, Ballbach was a private investor and president of Ballbach Consulting. Previously he served as president and chief operating officer of Valspar Corporation from 2002 to 2004. During his 14-year career at Valspar, he also served as senior vice president, EPS, Color Corporation and operations, and group vice president, packaging. Ballbach received a Bachelor of Arts degree from Georgetown College and an MBA degree from Harvard Business School.

The Timken Company
          About The Timken Company
          The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning with innovative friction management and power transmission products and services, enabling our customers’ machinery to perform more efficiently and reliably. With sales of $5.2 billion in 2008 and operations in 26 countries, Timken is Where You Turn™ for better performance.